Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal Year 2022 Fourth Quarter Results
ORRVILLE, Ohio, June 7, 2022 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its 2022 fiscal year ending April 30, 2022. Financial results for the fourth quarter and fiscal year reflect the divestitures of the natural beverage and grains businesses on January 31, 2022, the private label dry pet food business on December 1, 2021, the Natural Balance® business on January 29, 2021, and the Crisco® business on December 1, 2020. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $113.6 million, or 6 percent. Net sales excluding the impact of divestitures and foreign currency exchange increased 9 percent.
•For the full year, net sales were $8.0 billion, in-line with the prior year. Net sales excluding the impact of divestitures and foreign currency exchange increased 5 percent.
•Net income per diluted share for the quarter was $1.87. Adjusted earnings per share was $2.23, an increase of 18 percent.
•For the full year, net income per diluted share was $5.83. Adjusted earnings per share was $8.88, a decrease of 3 percent.
•Cash from operations was $393.7 million compared to $291.0 million in the prior year. Free cash flow was $220.7 million in the quarter and $718.8 million for the full year.
•Return of capital to shareholders, reflecting cash dividends and share repurchases, was $369.7 million in the quarter and $688.5 million for the full year.
•The Company provided its fiscal year 2023 outlook, with an expected net sales increase of 3.5 to 4.5 percent, adjusted earnings per share to range from $7.85 to $8.25, and free cash flow of $500 million.
•Guidance reflects an estimated unfavorable impact to sales of 2 percent and adjusted earnings per share of $0.90 related to the recall of certain Jif® peanut butter products.
CHIEF EXECUTIVE OFFICER REMARKS
“Our fourth quarter and full-year results demonstrate the continued execution of our strategy and momentum of the business, amid a challenging and dynamic environment. Our strong financial results reflect sustained consumer demand for at-home food and coffee and consumers' desire for our trusted and iconic brands,” said Mark Smucker, President and Chief Executive Officer. "During the year, we also made significant progress in strengthening our financial position, as we reduced our debt balance, while also returning cash to our shareholders through dividends and share repurchases.”

“Looking ahead to fiscal year 2023, we are focused on continuing the momentum of the business, investing in growth focused platforms such as Uncrustables®, partnering with retailers to restock Jif® products following the recent recall, and supporting our talented employees who are instrumental to our success. With strong underlying momentum across our portfolio of brands, we remain confident in our ability to execute our strategic priorities and support long-term shareholder value creation.”

FOURTH QUARTER CONSOLIDATED RESULTS(A)

	Three Months Ended April 30,
	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,033.8	$1,920.2	6%

Operating income	$302.0	$238.7	27%
Adjusted operating income	350.9	311.6	13%

Net income per common share – assuming dilution	$1.87	$1.35	39%
Adjusted earnings per share – assuming dilution	2.23	1.89	18%

Weighted-average shares outstanding – assuming dilution	107.8	108.9	(1)%

(A) Subsequent to April 30, 2022, we initiated a voluntary recall of select Jif® peanut butter products produced at our Lexington, Kentucky, facility and sold primarily in the U.S. due to potential salmonella contamination. As a result, we recorded reserves of $52.3 million in our consolidated financial statements as of April 30, 2022, within our U.S. Retail Consumer Foods segment, which was inclusive of unsaleable inventory, estimated customer returns, and consumer refunds. We anticipate these costs will be recovered by insurance, and as a result, an insurance receivable of $49.8 million, net of the deductible, was also recorded as of April 30, 2022.

Based on our best estimates, in fiscal year 2023, we anticipate an additional unfavorable impact of approximately $125.0 million, net of the remaining anticipated insurance recoveries, primarily related to the estimated impact of manufacturing downtime, customer returns, and unsaleable inventory, as well as other recall related costs. The ultimate impact from the Jif® peanut butter recall could differ materially from these estimates.

Net Sales
Net sales increased 6 percent, including a 1 percent unfavorable impact of estimated customer returns related to the Jif® peanut butter product recall. Excluding noncomparable net sales in the prior year of $59.9 million for the divested private label dry pet food and natural beverage and grains businesses, as well as a decreased contribution from foreign currency exchange of $0.7 million, net sales increased $174.2 million, or 9 percent.
The increase in comparable net sales was primarily driven by a 10 percentage point increase from net price realization, driven by each of the Company's business segments, reflecting list price increases. The favorable net price realization was partially offset by a 1 percentage point decrease from volume/mix.
Operating Income
Gross profit decreased $69.0 million, or 9 percent, including a 7 percent unfavorable impact of unsaleable inventory and estimated customer returns related to the Jif® peanut butter product recall as of April 30, 2022. The decline reflects the impact of the Jif® peanut butter product recall, the noncomparable impact related to divestitures, and a decreased contribution from volume/mix. Higher costs, primarily driven by increased commodity and ingredient, packaging, and manufacturing costs were offset by higher net price realization. Operating income increased $63.3 million, or 27 percent, as a $58.5 million decrease in selling, distribution, and administrative ("SD&A") expenses and a $16.1 million decrease in other special project costs offset the gross profit decline. Operating income also reflects an anticipated insurance recovery, net of deductible, that mostly offsets the unfavorable impact of unsaleable inventory, estimated customer returns, and consumer refunds related to the Jif® peanut butter product recall as of April 30, 2022.
Adjusted gross profit decreased $71.8 million, or 10 percent, with the difference from results based on generally accepted accounting principles ("GAAP") being the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income increased $39.3 million, or 13 percent, further reflecting the exclusion of other special project costs.

Interest Expense and Income Taxes
Net interest expense decreased $4.4 million, primarily as a result of reduced debt outstanding as compared to the prior year.
The effective income tax rate was 22.3 percent, compared to 24.0 percent in the prior year. On a non-GAAP basis, the adjusted effective income tax rate was 22.3 percent, compared to 23.3 percent in the prior year. The prior year effective tax rates included Canadian withholding tax on a nonrecurring cash dividend repatriated during the fourth quarter.
Cash Flow and Debt
Cash provided by operating activities was $393.7 million, compared to $291.0 million in the prior year, primarily reflecting a decrease in cash used for income and other taxes, an increase in net income adjusted for noncash items, and a decrease in cash required to fund working capital, as compared to the prior year. Free cash flow was $220.7 million, compared to $183.0 million in the prior year, as the increase in cash provided by operating activities was partially offset by a $65.0 million increase in capital expenditures.
The Company repurchased 2.0 million common shares for $262.7 million in the fourth quarter.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal year 2023 guidance as summarized below:

Net sales increase vs prior year	3.5% - 4.5%
Adjusted earnings per share	$7.85 - $8.25
Free cash flow (in millions)	$500
Capital expenditures (in millions)	$550
Adjusted effective tax rate	24.2%
The pandemic and its related implications, along with ongoing cost inflation and volatility in supply chains, continue to impact financial results and cause uncertainty and risk for the fiscal year 2023 outlook. Any manufacturing or supply chain disruption, as well as changes in consumer purchasing behavior, retailer inventory levels, and broader macroeconomic conditions, could materially impact actual results. In particular, the recent Jif® peanut butter product recall will impact our financial results for the fiscal year. While the outlook remains uncertain, the Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation, the product recall, and any additional business disruption. This guidance reflects performance expectations based on the Company's current understanding of the overall environment, inclusive of the estimated unfavorable impact of the product recall.
Net sales are expected to increase 3.5 to 4.5 percent compared to the prior year. Excluding noncomparable net sales in the prior year for the divested private label dry pet food and natural beverage and grains businesses, net sales are expected to increase approximately 6 percent at the mid-point of the guidance range. This reflects higher net pricing to recover cost inflation across multiple categories, partially offset by the anticipated volume/mix impact of price elasticity of demand, and a 2 percent unfavorable impact related to estimated manufacturing downtime and customer returns from the Jif® peanut butter product recall.
Adjusted earnings per share is expected to range from $7.85 to $8.25, including a $0.90 estimated unfavorable impact related to the Jif® peanut butter product recall. This range reflects the benefits of higher net pricing actions and shares repurchased in the prior year being more than offset by cost inflation, the anticipated volume/mix impact of price elasticity of demand, the unfavorable impact of the Jif® peanut butter product recall, and increased SD&A expenses. This guidance assumes an adjusted gross profit margin range of 33.0 to 34.0 percent, including a 1 percent estimated unfavorable impact related to the Jif® peanut butter product recall, an adjusted effective income tax rate of 24.2 percent, and 106.5 million common shares outstanding. Free cash flow is expected to be approximately $500 million, inclusive of the estimated unfavorable impact related to the Jif® peanut butter product recall, with capital expenditures of $550 million.

FOURTH QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q4 Results	$718.1	$120.7	16.8%
Increase (decrease) vs prior year	6%	19%	170bps
Net sales increased $43.5 million, or 6 percent. Excluding $24.4 million of noncomparable net sales in the prior year related to the divested private label dry pet food business, net sales increased $67.9 million, or 10 percent. Higher net price realization increased net sales by 10 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix was neutral compared to the prior year.
Segment profit increased $19.0 million, primarily reflecting lower marketing spend, partially offset by the net impact of higher net price realization and increased commodity and ingredient, manufacturing, and transportation costs.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q4 Results	$647.2	$164.2	25.4%
Increase (decrease) vs prior year	11%	(5)%	-440bps
Net sales increased $64.1 million, or 11 percent. Higher net price realization increased net sales by 17 percentage points, primarily reflecting list price increases across the portfolio. A reduced contribution from volume/mix decreased net sales by 6 percentage points, primarily driven by the Folgers® and Dunkin'® brands.
Segment profit decreased $9.5 million, primarily reflecting a decreased contribution from volume/mix, partially offset by the net impact of higher net price realization and increased commodity costs.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q4 Results	$397.3	$95.0	23.9%
Increase (decrease) vs prior year	(5)%	—%	130bps
Net sales decreased $22.5 million, or 5 percent, including a 5 percent unfavorable impact of estimated customer returns related to the Jif® peanut butter product recall. Excluding $33.3 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses, net sales increased $10.8 million, or 3 percent. Volume/mix increased net sales by 2 percentage points, primarily driven by Jif® peanut butter, partially offset by decreases for Smucker's® Uncrustables® frozen sandwiches and Smucker's® fruit spreads. Net price realization increased sales by 1 percentage point, primarily driven by Smucker's® Uncrustables® frozen sandwiches and Smucker's® fruit spreads, including the unfavorable impact of estimated customer returns related to the Jif® peanut butter product recall.
Segment profit increased $0.2 million, primarily reflecting lower marketing spend and favorable volume/mix, offset by the net impact of higher net price realization and increased commodity and ingredient, manufacturing, and packaging costs and the noncomparable segment profit in the prior year related to the divested natural beverage and grains businesses. Segment profit also reflects the unfavorable impact of unsaleable inventory, estimated customer returns, and consumer refunds, mostly offset by an anticipated insurance recovery, net of deductible, related to the Jif® peanut butter product recall as of April 30, 2022.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q4 Results	$271.2	$34.5	12.7%
Increase (decrease) vs prior year	12%	18%	70bps
Net sales increased $28.5 million, or 12 percent. Excluding $2.2 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses and unfavorable foreign currency exchange of $0.7 million, net sales increased $31.4 million, or 13 percent. Volume/mix for the combined businesses increased net sales by 7 percentage points, primarily driven by increases for portion control spreads, flour and baking, fruit spreads and coffee products. Net price realization across the majority of the portfolio contributed 6 percentage points to net sales for the combined businesses.
Segment profit increased $5.3 million, primarily reflecting favorable volume/mix and the net impact of higher net price realization and increased commodity costs.
Conference Call
The Company will conduct an earnings conference call and webcast today, June 7, 2022, beginning at 9:00 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls (including the recent Jif® peanut butter recall), political instability, terrorism, armed hostilities (including the recent conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the COVID-19 pandemic), or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker's® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'® is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2022	2021	% Increase (Decrease)	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,033.8	$1,920.2	6%	$7,998.9	$8,002.7	—%
Cost of products sold	1,367.1	1,184.5	15%	5,298.2	4,864.0	9%
Gross Profit	666.7	735.7	(9)%	2,700.7	3,138.7	(14)%
Gross margin	32.8%	38.3%		33.8%	39.2%

Selling, distribution, and administrative expenses	352.6	411.1	(14)%	1,360.3	1,523.1	(11)%
Amortization	57.5	56.9	1%	223.6	233.0	(4)%
Other intangible assets impairment charges	—	3.8	(100)%	150.4	3.8	n/m
Other special project costs	2.9	19.0	(85)%	8.0	20.7	(61)%
Other operating expense (income) – net	(48.3)	6.2	n/m	(65.4)	(28.7)	128%
Operating Income	302.0	238.7	27%	1,023.8	1,386.8	(26)%
Operating margin	14.8%	12.4%		12.8%	17.3%

Interest expense – net	(38.0)	(42.4)	(10)%	(160.9)	(177.1)	(9)%
Other income (expense) – net	(3.8)	(3.0)	27%	(19.1)	(37.8)	(49)%
Income Before Income Taxes	260.2	193.3	35%	843.8	1,171.9	(28)%
Income tax expense	58.1	46.3	25%	212.1	295.6	(28)%
Net Income	$202.1	$147.0	37%	$631.7	$876.3	(28)%

Net income per common share	$1.88	$1.35	39%	$5.84	$7.79	(25)%

Net income per common share – assuming dilution	$1.87	$1.35	39%	$5.83	$7.79	(25)%

Dividends declared per common share	$0.99	$0.90	10%	$3.96	$3.60	10%

Weighted-average shares outstanding	107.5	108.9	(1)%	108.2	112.4	(4)%

Weighted-average shares outstanding – assuming dilution	107.8	108.9	(1)%	108.4	112.4	(4)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2022	April 30, 2021
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$169.9	$334.3
Trade receivables – net	524.7	533.7
Inventories	1,089.3	959.9
Other current assets	226.2	113.8
Total Current Assets	2,010.1	1,941.7

Property, Plant, and Equipment – Net	2,131.7	2,001.5

Other Noncurrent Assets
Goodwill	6,015.8	6,023.6
Other intangible assets – net	5,652.2	6,041.2
Other noncurrent assets	245.2	276.2
Total Other Noncurrent Assets	11,913.2	12,341.0
Total Assets	$16,055.0	$16,284.2

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,193.3	$1,034.1
Current portion of long-term debt	—	1,152.9
Short-term borrowings	180.0	82.0
Other current liabilities	579.5	598.5
Total Current Liabilities	1,952.8	2,867.5

Noncurrent Liabilities
Long-term debt, less current portion	4,310.6	3,516.8
Other noncurrent liabilities	1,651.5	1,775.1
Total Noncurrent Liabilities	5,962.1	5,291.9

Total Shareholders’ Equity	8,140.1	8,124.8
Total Liabilities and Shareholders’ Equity	$16,055.0	$16,284.2

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2022	2021	2022	2021
	(Dollars in millions)
Operating Activities
Net income	$202.1	$147.0	$631.7	$876.3
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	56.6	57.8	235.5	219.5
Amortization	57.5	56.9	223.6	233.0
Other intangible assets impairment charges	—	3.8	150.4	3.8
Pension settlement loss (gain)	3.3	4.7	10.8	35.5
Share-based compensation expense	7.1	7.8	22.3	28.7
Loss (Gain) on divestitures – net	—	1.9	(9.6)	(25.3)
Deferred income tax expense (benefit)	(38.1)	(13.9)	(38.1)	(13.9)
Loss on disposal of assets – net	2.8	4.6	4.7	7.1
Other noncash adjustments – net	4.5	2.7	14.9	11.8
Defined benefit pension contributions	(1.4)	(7.9)	(5.3)	(13.1)
Make-whole payments included in financing activities	—	—	7.0	—
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	38.2	72.4	7.5	22.0
Inventories	(47.7)	(59.5)	(178.7)	(110.4)
Other current assets	(75.3)	(34.9)	(52.8)	(34.0)
Accounts payable	164.7	118.2	149.5	260.9
Accrued liabilities	2.8	(32.7)	(33.0)	56.0
Income and other taxes	27.7	(37.7)	12.8	(17.6)
Other – net	(11.1)	(0.2)	(16.9)	24.7
Net Cash Provided by (Used for) Operating Activities	393.7	291.0	1,136.3	1,565.0

Investing Activities
Additions to property, plant, and equipment	(173.0)	(108.0)	(417.5)	(306.7)
Proceeds from divestitures – net	(0.2)	(5.3)	130.0	564.0
Other – net	(50.4)	5.3	(68.0)	53.8
Net Cash Provided by (Used for) Investing Activities	(223.6)	(108.0)	(355.5)	311.1

Financing Activities
Short-term borrowings (repayments) – net	85.9	(84.0)	97.6	(166.4)
Proceeds from long-term debt	—	—	797.6	—
Repayments of long-term debt, including make-whole payments	—	—	(1,157.0)	(700.0)
Capitalized debt issuance costs	—	—	(10.4)	—
Quarterly dividends paid	(107.0)	(98.4)	(418.1)	(403.2)
Purchase of treasury shares	(262.7)	(174.3)	(270.4)	(678.4)
Proceeds from stock option exercises	0.1	3.8	16.3	4.5
Other – net	(0.4)	(0.4)	(0.1)	(0.4)
Net Cash Provided by (Used for) Financing Activities	(284.1)	(353.3)	(944.5)	(1,943.9)
Effect of exchange rate changes on cash	(0.4)	3.1	(0.7)	11.0
Net increase (decrease) in cash and cash equivalents	(114.4)	(167.2)	(164.4)	(56.8)
Cash and cash equivalents at beginning of period	284.3	501.5	334.3	391.1
Cash and Cash Equivalents at End of Period	$169.9	$334.3	$169.9	$334.3

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2022	% of Net Sales	2021	% of Net Sales	2022	% of Net Sales	2021	% of Net Sales
	(Dollars in millions)
Net sales	$2,033.8		$1,920.2		$7,998.9		$8,002.7
Selling, distribution, and administrative expenses:
Marketing	122.1	6.0%	159.1	8.3%	452.4	5.7%	534.2	6.7%
Selling	50.1	2.5%	53.0	2.8%	221.1	2.8%	237.0	3.0%
Distribution	77.9	3.8%	68.5	3.6%	289.1	3.6%	275.9	3.4%
General and administrative	102.5	5.0%	130.5	6.8%	397.7	5.0%	476.0	5.9%
Total selling, distribution, and administrative expenses	$352.6	17.3%	$411.1	21.4%	$1,360.3	17.0%	$1,523.1	19.0%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$718.1	$674.6	$2,764.3	$2,844.5
U.S. Retail Coffee	647.2	583.1	2,497.3	2,374.6
U.S. Retail Consumer Foods	397.3	419.8	1,707.2	1,835.7
International and Away From Home	271.2	242.7	1,030.1	947.9
Total net sales	$2,033.8	$1,920.2	$7,998.9	$8,002.7

Segment profit:
U.S. Retail Pet Foods	$120.7	$101.7	$395.9	$487.0
U.S. Retail Coffee	164.2	173.7	736.7	769.1
U.S. Retail Consumer Foods	95.0	94.8	424.2	472.5
International and Away From Home	34.5	29.2	142.0	124.1
Total segment profit	$414.4	$399.4	$1,698.8	$1,852.7
Amortization	(57.5)	(56.9)	(223.6)	(233.0)
Other intangible assets impairment charges	—	(3.8)	(150.4)	(3.8)
Loss (Gain) on divestitures – net	—	(1.9)	9.6	25.3
Interest expense – net	(38.0)	(42.4)	(160.9)	(177.1)
Change in net cumulative unallocated derivative gains and losses	14.5	12.1	(23.4)	93.6
Cost of products sold – special project costs	(3.0)	(3.4)	(20.5)	(3.4)
Other special project costs	(2.9)	(19.0)	(8.0)	(20.7)
Corporate administrative expenses	(63.5)	(87.8)	(258.7)	(323.9)
Other income (expense) – net	(3.8)	(3.0)	(19.1)	(37.8)
Income before income taxes	$260.2	$193.3	$843.8	$1,171.9

Segment profit margin:
U.S. Retail Pet Foods	16.8%	15.1%	14.3%	17.1%
U.S. Retail Coffee	25.4%	29.8%	29.5%	32.4%
U.S. Retail Consumer Foods	23.9%	22.6%	24.8%	25.7%
International and Away From Home	12.7%	12.0%	13.8%	13.1%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the one-time deferred state tax impact of the internal legal entity simplification during 2022, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2023 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2022	2021	Increase (Decrease)	%	2022	2021	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,033.8	$1,920.2	$113.6	6%	$7,998.9	$8,002.7	($3.8)	—%
Crisco® divestiture	—	—	—	—	—	(198.9)	198.9	2
Natural Balance® divestiture	—	—	—	—	—	(156.7)	156.7	2
Private label dry pet food divestiture	—	(24.4)	24.4	1	—	(40.7)	40.7	1
Natural beverage and grains divestiture	—	(35.5)	35.5	2	—	(35.5)	35.5	—
Foreign currency exchange	0.7	—	0.7	—	(17.1)	—	(17.1)	—
Net sales excluding divestitures and foreign currency exchange	$2,034.5	$1,860.3	$174.2	9%	$7,981.8	$7,570.9	$410.9	5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2022	2021	2022	2021
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$666.7	$735.7	$2,700.7	$3,138.7
Change in net cumulative unallocated derivative gains and losses	(14.5)	(12.1)	23.4	(93.6)
Cost of products sold – special project costs	3.0	3.4	20.5	3.4
Adjusted gross profit	$655.2	$727.0	$2,744.6	$3,048.5
% of net sales	32.2%	37.9%	34.3%	38.1%

Operating income reconciliation:
Operating income	$302.0	$238.7	$1,023.8	$1,386.8
Amortization	57.5	56.9	223.6	233.0
Other intangible assets impairment charges	—	3.8	150.4	3.8
Loss (Gain) on divestitures – net	—	1.9	(9.6)	(25.3)
Change in net cumulative unallocated derivative gains and losses	(14.5)	(12.1)	23.4	(93.6)
Cost of products sold – special project costs	3.0	3.4	20.5	3.4
Other special project costs	2.9	19.0	8.0	20.7
Adjusted operating income	$350.9	$311.6	$1,440.1	$1,528.8
% of net sales	17.3%	16.2%	18.0%	19.1%

Net income reconciliation:
Net income	$202.1	$147.0	$631.7	$876.3
Income tax expense	58.1	46.3	212.1	295.6
Amortization	57.5	56.9	223.6	233.0
Other intangible assets impairment charges	—	3.8	150.4	3.8
Loss (Gain) on divestitures – net	—	1.9	(9.6)	(25.3)
Change in net cumulative unallocated derivative gains and losses	(14.5)	(12.1)	23.4	(93.6)
Cost of products sold – special project costs	3.0	3.4	20.5	3.4
Other special project costs	2.9	19.0	8.0	20.7
Other one-time items:
Pension plan termination settlement charges (A)	—	1.7	—	29.6
Adjusted income before income taxes	$309.1	$267.9	$1,260.1	$1,343.5
Income taxes, as adjusted	69.0	62.4	297.9	318.5
Adjusted income	$240.1	$205.5	$962.2	$1,025.0

Weighted-average shares – assuming dilution	107.8	108.9	108.4	112.4

Adjusted earnings per share – assuming dilution (B)	$2.23	$1.89	$8.88	$9.12

(A) Represents the nonrecurring pre-tax settlement charge related to the purchase of a group annuity contract to transfer the obligations of the Company's Canadian defined benefit pension plan to an insurance company.
(B) Adjusted earnings per common share – assuming dilution for 2022 was computed using the treasury stock method, while the two-class method was used for 2021.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2022	2021	2022	2021
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$202.1	$147.0	$631.7	$876.3
Income tax expense	58.1	46.3	212.1	295.6
Interest expense – net	38.0	42.4	160.9	177.1
Depreciation	56.6	57.8	235.5	219.5
Amortization	57.5	56.9	223.6	233.0
Other intangible assets impairment charges	—	3.8	150.4	3.8
EBITDA (as adjusted)	$412.3	$354.2	$1,614.2	$1,805.3
% of net sales	20.3%	18.4%	20.2%	22.6%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$393.7	$291.0	$1,136.3	$1,565.0
Additions to property, plant, and equipment	(173.0)	(108.0)	(417.5)	(306.7)
Free cash flow	$220.7	$183.0	$718.8	$1,258.3

The following tables provide a reconciliation of the Company's fiscal year 2023 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2023
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$5.90	$6.30
Change in net cumulative unallocated derivative gains and losses (A)	0.27	0.27
Amortization	1.58	1.58
Other special project costs	0.10	0.10
Adjusted earnings per share	$7.85	$8.25

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of April 30, 2022, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2023
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,050
Additions to property, plant, and equipment	(550)
Free cash flow	$500